Exhibit 99.1


              Camden National Corporation Announces Plan to Combine
            Banking Subsidiaries Under the Camden National Bank Name


     CAMDEN, Maine--(BUSINESS WIRE)--Jan. 12, 2006--Robert W. Daigle, President and Chief Executive Officer of Camden National Corporation (AMEX: CAC; the "Company"), announced today that, subject to required regulatory approval, it will combine the Company's two banking subsidiaries. "Camden National Bank and UnitedKingfield Bank will join together under the Camden National Bank name to better serve customers in all of our markets," stated Daigle.
     Daigle explained that combining the two banks would allow the organization to redirect resources from administrative efforts to areas that will improve the Customer Experience. "Management and our Board of Directors, who are also local community leaders, carefully considered all aspects of the impact of combining these two institutions," Daigle stated. "In the final analysis, we had to decide whether we should direct resources to support multiple brands, management structures, and regulatory reporting requirements, or allocate those resources to provide better service for our customers. We decided customer service should prevail."
     "To remain an independent Maine-based company in today's rapidly changing banking environment, as we have for more than 130 years, it is imperative to efficiently support our strategic growth objectives, while at the same time deepen our ties to our customers and the communities we serve," Daigle commented.
     The Company indicated that there would be no job losses or branch closings at the two banks and personnel in the branches and lending staffs would remain the same. "UnitedKingfield Bank has been part of the Camden National family since the acquisition of United Bank in 1995 and Kingfield Savings Bank in 1999. And so in many respects this is only a name change, as the employees who serve our customers daily will remain the same," Daigle explained.
     While Daigle will continue in his role as President and CEO of Camden National Corporation, Gregory Dufour will become President and CEO of Camden National Bank. Jeffrey Smith will become Executive Vice President and Chief Operating Officer of the Bank and will also be responsible for managing the transition process. Dufour is currently President and Chief Operating Officer of Camden National Bank while Smith is his counterpart at UnitedKingfield Bank. The Bank's management team will also include Tim Nightingale, Senior Vice President and Senior Loan Officer; June Parent, Senior Vice President overseeing Retail Distribution; and James Ritter, Senior Vice President overseeing Strategic Development and Marketing. Jack Williams, Senior Vice President and Senior Regional Manager - Midcoast, will lead Community Relations. Claude Carbonneau, Senior Vice President, will lead the Bank's newly created commercial deposit strategic initiative.
     "Jeff and the UnitedKingfield team have established themselves as banking and community leaders in their markets, which aligns nicely with their Camden National Bank colleagues who have done the same in their markets," Dufour said. "Customers of both UnitedKingfield Bank and Camden National Bank will benefit from this transition through an extended branch and ATM network as well as through additional product offerings."
     "The foundation for our decision to join UnitedKingfield Bank with Camden National Bank was simply the Customer Experience," Smith noted. "The commitment to customer service, local decision making, and community involvement is identical at both institutions which will make this change virtually seamless," Smith said. "Our goal is simple. Once the transition to one bank is complete, you'll see the same employees, giving great customer service while delivering The Camden National Bank Experience."
     Camden National Corporation traces its roots to the founding of Camden National Bank in 1875. In 1995 Camden National Corporation acquired United Bank in Bangor, Maine. Kingfield Savings Bank was acquired in late 1999 and in 2000 was joined to create UnitedKingfield Bank. Once the transition to the Camden National Bank name is complete, the Bank will consist of 27 branches and 28 ATMs. The transition to one bank is expected to be completed in the second half of 2006; one-time expenses of less than $500,000 are expected to be incurred in 2006 and the transition will be accretive to earnings in 2007.
     Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000(R) and the Russell 2000(R) under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Mid-coast, Kennebunk and Portland Maine, and recipient of the Governor's Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving Central, Eastern and Western Maine; Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor. Acadia Financial Consultants is a division of CNB and UKB, offering full-service brokerage services.

     This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.


     CONTACT: Camden National Corporation
              Suzanne Brightbill, 207-230-2120
              Public Relations Officer
              sbrightbill@camdennational.com